Exhibit 99.1

Relay Therapeutics Reports Second Quarter 2022 Financial Results and Corporate Highlights

Appointment of Sekar Kathiresan, M.D., CEO of Verve Therapeutics, to board of directors

Disclosed three new programs from a growing breast cancer portfolio and a regulatory update on RLY-4008 at June 27th analyst and investor event

Cambridge, MA – August 4, 2022 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies, today reported second quarter 2022 financial results and recent corporate highlights.

“We are excited to welcome Dr. Sekar Kathiresan to our board of directors and look forward to his contributions based on his experiences as a leading academic physician and founder and CEO of an innovative biotechnology company,” said Sanjiv Patel, M.D., Relay Therapeutics’ president and chief executive officer. “Over the next 12 months, we will continue to build upon our achievements this year and deliver upon the next anticipated milestones for RLY-4008 and our growing breast cancer portfolio.”

Recent Corporate Highlights

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Continued to enroll patients across both dose escalation cohorts of the first-in-human trial for RLY-2608, a pan-mutant and isoform-selective PI3Kα inhibitor, assessing it as a single agent for patients with unresectable or metastatic solid tumors with PI3Kα mutation and evaluating RLY-2608 in combination with fulvestrant for patients with HR+, HER2–, PI3Kα-mutated, locally advanced or metastatic breast cancer

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At June 27th analyst and investor event, disclosed:
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Three new programs as part of a growing HR+/HER2- breast cancer franchise: selective CDK2 inhibitor, ERα degrader and chemically distinct pan mutant-PI3Kα inhibitor (RLY-5836)
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Based on discussions with the U.S. Food and Drug Administration (FDA), alignment on the design of a single arm trial for the selective FGFR2 inhibitor RLY-4008 in pan-FGFR (FGFRi) treatment-naïve FGFR2-fusion cholangiocarcinoma (CCA) to potentially support an accelerated approval path
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Interim data from the once daily (QD) dosing schedule of RLY-4008 shared with the FDA demonstrated confirmed partial responses in 8 out of 13 (62%) FGFRi-naïve FGFR2-fusion CCA patients, including all four of the patients treated at the registrational trial dose of 70 mg QD
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Within the breast cancer franchise, anticipate disclosing initial clinical data of pan-mutant PI3Kα inhibitor RLY-2608 in the first half of 2023, clinical start for the selective CDK2 inhibitor in the fourth quarter of 2023 or first quarter of 2024, and development candidate nomination for ERα degrader in 2023

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Within the tumor agnostic portfolio, anticipate disclosing additional data updates for RLY-4008 in the second half of 2022 and 2023, and the initiation of the combination trial of SHP2 inhibitor GDC-1971 (RLY-1971) with atezolizumab in the second half of 2022

Appointment of New Board Member

Dr. Kathiresan joins Relay Therapeutics’ board of directors, bringing a unique perspective based on his broad experience as a clinician, academic and company founder. Dr. Kathiresan is co-founder and CEO of Verve Therapeutics. He is a cardiologist and scientist who has focused his career on understanding the inherited basis for heart attack and leveraging those insights to improve the care of cardiovascular disease. Based on his groundbreaking discoveries in human genetic mutations that confer resistance to cardiovascular disease, Dr. Kathiresan co-founded Verve Therapeutics with a vision to create a pipeline of single-course, gene editing therapies focused on addressing the root causes of this highly prevalent and life-threatening disease.

Prior to joining Verve, Dr. Kathiresan’s roles included director of the Massachusetts General Hospital (MGH) Center for Genomic Medicine, director of the Cardiovascular Disease Initiative at the Broad Institute and professor of medicine at Harvard Medical School. There, Dr. Kathiresan’s research laboratory focused on understanding the inherited basis for blood lipids and myocardial infarction. For his research contributions, he has been recognized by the American Heart Association with its highest scientific honor – a Distinguished Scientist Award and by the American Society of Human Genetics with the 2018 Curt Stern Award.

Dr. Kathiresan received a B.A. in history from the University of Pennsylvania and received an M.D. from Harvard Medical School. He completed his clinical training in internal medicine and cardiology at MGH and his postdoctoral research training in human genetics at the Framingham Heart Study and the Broad Institute.

Second Quarter 2022 Financial Results

Cash, Cash Equivalents and Investments: As of June 30, 2022, cash, cash equivalents and investments totaled approximately $838 million compared to $958 million as of December 31, 2021. Relay Therapeutics expects its current cash, cash equivalents and investments will be sufficient to fund its current operating plan into at least 2025.

R&D Expenses: Research and development expenses were $60.5 million for the second quarter of 2022, as compared to $45.1 million for the second quarter of 2021. The increase was primarily due to $3.4 million of additional employee related costs, $8.0 million related to clinical trial expenses and $3.4 million related to preclinical programs.

G&A Expenses: General and administrative expenses were $17.5 million for second quarter of 2022, as compared to $14.4 million for the second quarter of 2021. The increase was primarily due to $3.0 million of additional employee related costs, including an increase in stock-based compensation of $1.0 million.

Net Loss: Net loss was $76.8 million for the second quarter of 2022, or a net loss per share of $0.71, as compared to a net loss of $193.4 million for the second quarter of 2021, or a net loss per share of $2.10. Net loss for the second quarter of 2021 included one-time expenses of $134.9 million associated with the acquisition of ZebiAI Therapeutics, Inc.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage precision medicines company transforming the drug discovery process by combining leading-edge computational and experimental technologies with the goal of bringing life-changing therapies to patients. As the first of a new breed of biotech created at the intersection of disparate technologies, Relay Therapeutics aims to push the boundaries of what’s possible in drug discovery. Its Dynamo™ platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable. Relay Therapeutics’ initial focus is on enhancing small molecule therapeutic discovery in targeted oncology and genetic disease indications. For more information, please visit www.relaytx.com or follow us on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of updates on the clinical development of the programs across Relay Therapeutics’ portfolio, including the timing of clinical data updates for RLY-4008 and RLY-2608, and clinical trial initiation and development candidate nomination for other programs; expected therapeutic benefits of its programs; whether preclinical or early clinical results of Relay Therapeutics’ product candidates will be predictive of future clinical trials; Relay Therapeutics’ expectations relating to its current and future interactions with the FDA, including its belief regarding a potential accelerated approval path for RLY-4008; expectations regarding Relay Therapeutics’ operating plan, use of capital, expenses and other financial results during 2022 and in the future; and Relay Therapeutics’ cash runway projection. The words “may,” “might,” “will,” “could,” “would,” “should,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of the ongoing COVID-19 pandemic on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy and future operations; the delay of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the results of its clinical trials may not be predictive of future results in connection with future clinical trials; Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of its planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:
Caroline Glen

617-370-8837

cglen@relaytx.com

Media:
Dan Budwick
1AB
973-271-6085
dan@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
License and other revenue	$365	$844	$784	$1,796
Total revenue	365	844	784	1,796
Operating expenses:
Research and development expenses	$60,511	$45,147	$112,178	$75,769
In-process research and development expenses	—	123,000	—	123,000
Loss on initial consolidation of variable interest entity	—	11,855	—	11,855
Change in fair value of contingent consideration liability	200	—	(4,395)	—
General and administrative expenses	17,465	14,422	33,533	27,156
Total operating expenses	78,176	194,424	141,316	237,780
Loss from operations	(77,811)	(193,580)	(140,532)	(235,984)
Other income:
Interest income	1,005	180	1,701	406
Other income (expense)	18	1	(3)	(4)
Total other income, net	1,023	181	1,698	402
Net loss	$(76,788)	$(193,399)	$(138,834)	$(235,582)
Net loss per share, basic and diluted	$(0.71)	$(2.10)	$(1.28)	$(2.58)
Weighted average shares of common stock, basic and diluted	108,644,329	91,939,439	108,469,760	91,188,160
Other comprehensive loss:
Unrealized holding loss	(2,688)	(76)	(10,818)	(128)
Total other comprehensive loss	(2,688)	(76)	(10,818)	(128)
Total comprehensive loss	$(79,476)	$(193,475)	$(149,652)	$(235,710)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2022	December 31, 2021
Cash, cash equivalents and investments	$837,990	$958,073
Working capital (1)	811,891	951,921
Total assets	889,421	1,008,443
Total liabilities	109,784	110,635
Total stockholders’ equity	779,637	897,808
Restricted cash	2,578	2,578